EXHIBIT 5.1

December 23, 2009

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering for resale, from time to time, of up to 562,192 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable to the selling stockholders (the “Selling Stockholders”) named in the prospectus which forms a part of the Registration Statement (the “Prospectus”). The Shares are issuable upon the exercise of outstanding warrants issued to the Selling Stockholders (the “Warrants”).

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company’s Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Warrants and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that if, as, and when the Shares are issued and delivered by the Company in accordance with the terms of each Warrant, including, without limitation, the payment in full of applicable consideration, the Shares will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of Common Stock” in the Prospectus. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ CAROL A. GAMBLE
Carol A. Gamble
General Counsel